Exhibit 99.1

11011 Sunset Hills Road
Reston, Virginia 20190	News
www.gd.com

Contact: Jeff A. Davis
Tel: 703 876 3483
press@generaldynamics.com

General Dynamics Reports Second-Quarter 2026 Financial Results

July 29, 2026

•Revenue $14.1 billion, up 8.1% versus prior year
•Diluted EPS $4.24, up 13.4% versus prior year
•$1.9 billion cash from operating activities, 162% of net earnings
•1.4-to-1 book-to-bill, with strong order activity in all segments

RESTON, Va. – General Dynamics (NYSE: GD) today reported second-quarter 2026 operating earnings of $1.5 billion, and $4.24 per diluted share (EPS), on revenue of $14.1 billion. Compared with the year-ago quarter, revenue increased 8.1%, operating earnings increased 11.9%, and diluted EPS increased 13.4%. Operating margin of 10.4% was a 40-basis-point expansion from the year-ago quarter.

“Our businesses delivered solid results in the quarter, with revenue growth across all four segments – including double-digit increases in revenue and noteworthy margin expansion in Aerospace and Marine Systems – reflecting our ongoing efforts to increase the pace of execution and deliver on our backlog,” said Phebe Novakovic, chairman and chief executive officer. “We are well positioned to support our customers’ needs and are continuing to make significant investments to increase output to meet strong and growing demand.”

Cash and Capital Deployment
Net cash provided by operating activities in the quarter totaled $1.9 billion, or 162% of net earnings. During the quarter, the company paid $429 million in dividends, invested $234 million in capital expenditures, and reduced total debt by $498 million. The company ended the quarter with $7.5 billion in total debt and $4.3 billion in cash and equivalents on hand.

Orders and Backlog
Orders received in the quarter totaled $14.7 billion in the defense segments and $5.3 billion in the Aerospace segment, for a total of $20 billion. Book-to-bill ratio, defined as orders divided by revenue, was 1.4-to-1 for the quarter for the defense segments, 1.5-to-1 for the Aerospace segment, and 1.4-to-1 on a company-wide basis.

Backlog at the end of the quarter was $136.5 billion. Estimated potential contract value, representing management’s estimate of additional value in unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options, was $50.4 billion. Total estimated contract value, the sum of backlog plus estimated potential contract value, was $186.9 billion.

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About General Dynamics
Headquartered in Reston, Virginia, General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapons systems and munitions; and technology products and services. General Dynamics employs more than 120,000 people worldwide and generated $52.6 billion in revenue in 2025. More information is available at www.gd.com.

WEBCAST INFORMATION: General Dynamics' financial results conference call will be held on Wednesday, July 29, 2026, at 9:00 a.m. EDT. A link to the live webcast will be available at www.gd.com and will be available for replay following the call. Corresponding presentation slides will be available for download prior to the call.

This press release may contain forward-looking statements (FLS), including statements about the company’s future operational and financial performance, which are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “forecasts,” “scheduled,” “outlook,” “estimates,” “should” and variations of these words and similar expressions are intended to identify FLS. In making FLS, we rely on assumptions and analyses based on our experience and perception of historical trends; current conditions and expected future developments; and other factors, estimates and judgments we consider reasonable and appropriate based on information available to us at the time. FLS are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. FLS are not guarantees of future performance and involve factors, risks and uncertainties that are difficult to predict. Actual future results and trends may differ materially from what is forecast in the FLS. All FLS speak only as of the date they were made. We do not undertake any obligation to update or publicly release revisions to FLS to reflect events, circumstances or changes in expectations after the date of this press release. Additional information regarding these factors is contained in the company’s filings with the SEC, and these factors may be revised or supplemented in future SEC filings. In addition, this press release may contain some financial measures not prepared in accordance with U.S. generally accepted accounting principles (GAAP). While we believe these non-GAAP metrics provide useful information for investors, there are limitations associated with their use, and our calculations of these metrics may not be comparable to similarly titled measures of other companies. Non-GAAP metrics should not be considered in isolation from, or as a substitute for, GAAP measures. Reconciliations to comparable GAAP measures and other information relating to our non-GAAP measures are included in other filings with the SEC, which are available at investorrelations.gd.com.
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EXHIBIT A
CONSOLIDATED STATEMENT OF EARNINGS - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	Three Months Ended		Variance
	July 5, 2026	June 29, 2025	$	%
Revenue	$14,094	$13,041	$1,053	8.1%
Operating costs and expenses	(12,634)	(11,736)	(898)
Operating earnings	1,460	1,305	155	11.9%
Other, net	(4)	15	(19)
Interest, net	(49)	(88)	39
Earnings before income tax	1,407	1,232	175	14.2%
Provision for income tax, net	(247)	(218)	(29)
Net earnings	$1,160	$1,014	$146	14.4%
Earnings per share—basic	$4.29	$3.78	$0.51	13.5%
Basic weighted average shares outstanding	270.2	268.1
Earnings per share—diluted	$4.24	$3.74	$0.50	13.4%
Diluted weighted average shares outstanding	273.5	270.9

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EXHIBIT B
CONSOLIDATED STATEMENT OF EARNINGS - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	Six Months Ended		Variance
	July 5, 2026	June 29, 2025	$	%
Revenue	$27,575	$25,264	$2,311	9.1%
Operating costs and expenses	(24,695)	(22,691)	(2,004)
Operating earnings	2,880	2,573	307	11.9%
Other, net	14	36	(22)
Interest, net	(118)	(177)	59
Earnings before income tax	2,776	2,432	344	14.1%
Provision for income tax, net	(491)	(424)	(67)
Net earnings	$2,285	$2,008	$277	13.8%
Earnings per share—basic	$8.46	$7.48	$0.98	13.1%
Basic weighted average shares outstanding	270.2	268.6
Earnings per share—diluted	$8.35	$7.40	$0.95	12.8%
Diluted weighted average shares outstanding	273.8	271.3
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EXHIBIT C
REVENUE AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)
DOLLARS IN MILLIONS

	Three Months Ended		Variance
	July 5, 2026	June 29, 2025	$	%
Revenue:
Aerospace	$3,525	$3,062	$463	15.1%
Marine Systems	4,660	4,220	440	10.4%
Combat Systems	2,290	2,283	7	0.3%
Technologies	3,619	3,476	143	4.1%
Total	$14,094	$13,041	$1,053	8.1%
Operating earnings:
Aerospace	$510	$403	$107	26.6%
Marine Systems	342	291	51	17.5%
Combat Systems	318	324	(6)	(1.9)%
Technologies	339	332	7	2.1%
Corporate	(49)	(45)	(4)	(8.9)%
Total	$1,460	$1,305	$155	11.9%
Operating margin:
Aerospace	14.5%	13.2%
Marine Systems	7.3%	6.9%
Combat Systems	13.9%	14.2%
Technologies	9.4%	9.6%
Total	10.4%	10.0%

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EXHIBIT D
REVENUE AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)
DOLLARS IN MILLIONS

	Six Months Ended		Variance
	July 5, 2026	June 29, 2025	$	%
Revenue:
Aerospace	$6,804	$6,088	$716	11.8%
Marine Systems	9,003	7,809	1,194	15.3%
Combat Systems	4,573	4,459	114	2.6%
Technologies	7,195	6,908	287	4.2%
Total	$27,575	$25,264	$2,311	9.1%
Operating earnings:
Aerospace	$1,003	$835	$168	20.1%
Marine Systems	658	541	117	21.6%
Combat Systems	628	615	13	2.1%
Technologies	678	660	18	2.7%
Corporate	(87)	(78)	(9)	(11.5)%
Total	$2,880	$2,573	$307	11.9%
Operating margin:
Aerospace	14.7%	13.7%
Marine Systems	7.3%	6.9%
Combat Systems	13.7%	13.8%
Technologies	9.4%	9.6%
Total	10.4%	10.2%

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EXHIBIT E
CONSOLIDATED BALANCE SHEET
DOLLARS IN MILLIONS

	(Unaudited)
	July 5, 2026	December 31, 2025
ASSETS
Current assets:
Cash and equivalents	$4,333	$2,333
Accounts receivable	2,398	2,406
Unbilled receivables	9,255	8,380
Inventories	9,097	9,232
Other current assets	1,955	1,897
Total current assets	27,038	24,248
Noncurrent assets:
Property, plant and equipment, net	7,575	7,525
Intangible assets, net	1,281	1,375
Goodwill	20,927	21,009
Other assets	3,342	3,092
Total noncurrent assets	33,125	33,001
Total assets	$60,163	$57,249
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,256	$1,006
Accounts payable	2,874	2,678
Customer advances and deposits	11,034	9,824
Other current liabilities	3,601	3,288
Total current liabilities	18,765	16,796
Noncurrent liabilities:
Long-term debt	6,260	7,007
Other liabilities	8,312	7,824
Total noncurrent liabilities	14,572	14,831
Shareholders’ equity:
Common stock	482	482
Surplus	4,535	4,403
Retained earnings	45,502	44,080
Treasury stock	(23,110)	(22,860)
Accumulated other comprehensive loss	(583)	(483)
Total shareholders’ equity	26,826	25,622
Total liabilities and shareholders’ equity	$60,163	$57,249

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EXHIBIT F
CONSOLIDATED STATEMENT OF CASH FLOWS - (UNAUDITED)
DOLLARS IN MILLIONS

	Six Months Ended
	July 5, 2026	June 29, 2025
Cash flows from operating activities—continuing operations:
Net earnings	$2,285	$2,008
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation of property, plant and equipment	348	325
Amortization of intangible and finance lease right-of-use assets	115	121
Equity-based compensation expense	107	89
Deferred income tax provision (benefit)	365	(98)
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	8	(612)
Unbilled receivables	(846)	(200)
Inventories	135	(207)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	196	(261)
Customer advances and deposits	1,168	106
Other, net	154	179
Net cash provided by operating activities	4,035	1,450
Cash flows from investing activities:
Capital expenditures	(437)	(340)
Other, net	13	124
Net cash used by investing activities	(424)	(216)
Cash flows from financing activities:
Dividends paid	(834)	(785)
Repayment of fixed-rate notes	(500)	(1,500)
Purchases of common stock	(319)	(600)
Proceeds from commercial paper, net	—	696
Proceeds from fixed-rate notes	—	747
Other, net	48	39
Net cash used by financing activities	(1,605)	(1,403)
Net cash used by discontinued operations	(6)	(5)
Net increase (decrease) in cash and equivalents	2,000	(174)
Cash and equivalents at beginning of period	2,333	1,697
Cash and equivalents at end of period	$4,333	$1,523

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EXHIBIT G
ADDITIONAL FINANCIAL INFORMATION - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

Non-GAAP Financial Measures:
	Second Quarter		Six Months
	2026	2025	2026	2025
Free cash flow:
Net cash provided by operating activities	$1,880	$1,598	$4,035	$1,450
Capital expenditures	(234)	(198)	(437)	(340)
Free cash flow (a)	$1,646	$1,400	$3,598	$1,110

	July 5, 2026	December 31, 2025
Net debt:
Total debt	$7,516	$8,013
Less cash and equivalents	4,333	2,333
Net debt (b)	$3,183	$5,680

Supplemental Aerospace Data:
	Second Quarter		Six Months
	2026	2025	2026	2025
Gulfstream Aircraft Deliveries (units):
Large-cabin aircraft	35	32	66	62
Mid-cabin aircraft	6	6	13	12
Total	41	38	79	74

Aerospace Book-to-Bill:
Orders (c)	$5,278	$4,003	$9,121	$6,364
Revenue	3,525	3,062	6,804	6,088
Book-to-Bill Ratio	1.5x	1.3x	1.3x	1.0x

(a)We define free cash flow as net cash from operating activities less capital expenditures. We believe free cash flow is a useful measure for investors because it portrays our ability to generate cash from our businesses for purposes such as repaying debt, funding business acquisitions, paying dividends and repurchasing our common stock to cover dilution. We use free cash flow to assess the quality of our earnings and as a key performance measure in evaluating management.

(b)We define net debt as short- and long-term debt (total debt) less cash and equivalents. We believe net debt is a useful measure for investors because it reflects the borrowings that support our operations and capital deployment strategy. We use net debt as an important indicator of liquidity and financial position.

(c)Excludes customer defaults, liquidated damages, cancellations, foreign exchange fluctuations and other backlog adjustments.

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EXHIBIT H
BACKLOG - (UNAUDITED)
DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value*	Total Estimated Contract Value
Second Quarter 2026:
Aerospace	$22,992	$985	$23,977	$1,170	$25,147
Marine Systems	42,356	22,826	65,182	7,442	72,624
Combat Systems	27,507	1,843	29,350	10,847	40,197
Technologies	11,256	6,733	17,989	30,945	48,934
Total	$104,111	$32,387	$136,498	$50,404	$186,902
First Quarter 2026:
Aerospace	$21,172	$1,095	$22,267	$1,040	$23,307
Marine Systems	40,598	23,373	63,971	12,519	76,490
Combat Systems	25,532	1,383	26,915	11,770	38,685
Technologies	10,818	6,869	17,687	32,272	49,959
Total	$98,120	$32,720	$130,840	$57,601	$188,441
Second Quarter 2025:
Aerospace	$18,676	$1,227	$19,903	$1,165	$21,068
Marine Systems	39,298	13,674	52,972	14,708	67,680
Combat Systems	15,961	616	16,577	9,592	26,169
Technologies	9,945	4,285	14,230	32,011	46,241
Total	$83,880	$19,802	$103,682	$57,476	$161,158

*The estimated potential contract value includes work awarded on unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options and other agreements with existing customers to purchase new aircraft and aircraft services. We recognize options in backlog when the customer exercises the option and establishes a firm order. For IDIQ contracts, we evaluate the amount of funding we expect to receive and include this amount in our estimated potential contract value. The actual amount of funding received in the future may be higher or lower than our estimate of potential contract value.

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EXHIBIT H-1
BACKLOG - (UNAUDITED)
DOLLARS IN MILLIONS

$150,000
$125,000
$100,000
$75,000
$50,000
$25,000
$0
$93,734
$91,301
$92,634
$90,597
$88,657
$103,682
$109,857
$118,046
$130,840
$136,498
1Q24
2Q24
3Q24
4Q24
1Q25
2Q25
3Q25
4Q25
1Q26
2Q26

Funded Backlog	Unfunded Backlog

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